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Windstream Holdings, Inc.
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Windstream names Kenny Gunderman REIT CEO

Release date: Feb. 12, 2015

LITTLE ROCK, Ark. – Windstream (Nasdaq: WIN) has named Kenny Gunderman, president and chief executive officer of the company’s planned real estate investment trust (REIT) spinoff, Communications Sales & Leasing, Inc. (CS&L). Gunderman currently serves as executive vice president and co-head of investment banking for Stephens, Inc. The appointment is effective March 2.

“Kenny’s extensive background in investment banking and his deep relationships throughout the telecom industry uniquely position him to drive growth at CS&L,” said Windstream Director Francis X. “Skip” Frantz, who will serve as chairman of CS&L’s board upon close of the transaction.

“I have worked with Kenny on numerous transactions while at Windstream. His appointment significantly advances our work to complete the REIT spinoff, which will enable Windstream to accelerate network investments, reduce debt and maximize shareholder value,” said Tony Thomas, Windstream president and chief executive officer.

“I am excited about this appointment and eager to pursue the tremendous opportunity ahead for CS&L. I look forward to finalizing our leadership team and completing the required financing in order to expeditiously close the transaction,” said Kenny Gunderman. “I also am thankful and appreciative for my time and experiences at Stephens.”

Gunderman, 44, joined Stephens Inc. in 2006 as a senior telecom banker. In February 2007, he was named co-head of investment banking, and his responsibilities were expanded to include strategic direction for the investment banking department. Since joining Stephens, he has advised on many of the firm’s recent notable investment banking transactions. His experience since joining Stephens includes substantial public and private company advisory and financings.

Prior to joining Stephens, Gunderman was a member of the telecom investment banking group at Lehman Brothers, where he advised on various transactions and financings totaling more than $125 billion. He previously worked at KPMG as a CPA and holds an MBA from Yale and a bachelor of arts degree from Hendrix College.

Windstream announced on July 29 plans to spin off certain telecommunications network assets into an independent publicly traded REIT, which will lease use of the assets to Windstream through a long-term triple-net exclusive lease.

Windstream will operate and maintain the assets to deliver advanced communications and technology services to consumers and businesses. The REIT will focus on expanding and diversifying its assets and tenants through future acquisitions.

About Windstream

Windstream, a FORTUNE 500 and S&P 500 company, is a leading provider of advanced network communications and technology solutions, including cloud computing and managed services, to businesses nationwide. The company also offers broadband, phone and digital TV services to consumers primarily in rural areas. For more information, visit the company’s online newsroom at news.windstream.com or follow on Twitter at @WindstreamNews.

Windstream claims the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the completion of the transaction, the expected benefits of the transaction and the expected financial attributes of the new Windstream. Such statements are based on estimates, projections, beliefs, and assumptions that Windstream believes are reasonable but are not guarantees of future events and results. Actual future events and results of Windstream may differ materially from those expressed in these forward-looking statements as a result of a number of important factors.

Factors that could cause actual results to differ materially from those contemplated in Windstream’s forward-looking statements include, among others: (i) risks related to the anticipated timing of the proposed separation, the expected tax treatment of the proposed transaction, the ability of each of Windstream (post-spin) and the new REIT to conduct and expand their respective businesses following the proposed spinoff, the ability of Windstream to reduce its debt by the currently-anticipated amounts, and the diversion of management’s attention from regular business concerns; (ii) the risk that Windstream’s board of directors could abandon the spinoff or modify or change the terms of the spinoff at any time and for any reason until the spinoff is complete; (iii) Windstream’s ability to obtain stockholder approval of an amendment to a subsidiary’s certificate of incorporation that will facilitate the REIT spinoff without incurring a large tax liability; and (iv) those additional factors under "Risk Factors" in Item 1A of Part I of Windstream’s Annual Report on Form 10-K for the year ended Dec. 31, 2013, and in subsequent filings with the Securities and Exchange Commission (SEC) at www.sec.gov.

In connection with the proposed transaction Windstream Holdings has filed with the SEC and mailed to stockholders a definitive proxy statement dated Jan. 9, 2015. Such proxy statement includes information about Windstream’s directors and executive officers and their ownership of Windstream’s common stock who may be deemed to be participants in the solicitation of proxies from Windstream’s stockholders with respect to the proposals for which stockholder approval is being sought in advance of the REIT spinoff. Investors are urged to read the definitive proxy statement (including any amendments and supplements) and any other relevant documents filed with the SEC because they contain important information about Windstream and the proposed transaction. The definitive proxy statement and other documents relating to the proposed transaction can be obtained free of charge from the SEC’s website at www.sec.gov and Windstream’s website at www.windstream.com. In addition, these documents can also be obtained free of charge from Windstream Holdings upon written request to the Corporate Secretary at 4001 Rodney Parham Road, Little Rock, Arkansas 72212.

-end-

Media Contact:
David Avery, 501-748-5876
david.avery@windstream.com